Filed Pursuant to Rule 424(b)(3)
File No. 333-253525

Up to $150,000,000
Common Stock
Supplement No. 4, dated August 11, 2023
to
Prospectus, dated May 3, 2021
Prospectus Supplement, dated November 10, 2022
This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated November 10, 2022 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated May 3, 2021 (the “Base Prospectus” and together with the ATM Prospectus Supplement, any supplements thereto and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of Fidus Investment Corporation in an “at‑the‑market” offering (the “ATM Program”) pursuant to that certain equity distribution agreement (as described below).
You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the information set forth under the sections titled “Risk Factors” on page 11 of the Base Prospectus and in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2022, which is incorporated by reference into the Prospectus, as well as in our subsequent filings with the Securities and Exchange Commission that are incorporated into the Prospectus, before investing in our common stock.
This supplement is being filed to reflect that, on August 11, 2023, we increased the maximum amount of shares of our common stock to be sold through the ATM Program to $150,000,000 from $50,000,000. In connection with the upsize of the ATM Program to $150,000,000, we entered into the amendment no. 1 (“Amendment No. 1) to the equity distribution agreement, dated November 10, 2022, with Raymond James & Associates, Inc. and B. Riley Securities, Inc. As a result and as of August 10, 2023, after giving effect to Amendment No. 1., up to approximately $101.4 million in aggregate amount of our common stock will remain available for sale under the ATM Program.